EXHIBIT 99.1

Southern Connecticut Bancorp, Inc.
215 Church Street
New Haven, Connecticut 06510

April 7, 2009

Lawrence B. Seidman
100 Misty Lane
Parsippany, NJ 07054

Dear Mr. Seidman:

The Board of Directors of Southern Connecticut Bancorp, Inc. (the “Company”) enjoyed meeting with you last week to discuss your thoughts and views on the Company and the current environment for community banks in general.

As we indicated to you at that meeting, the Board is pleased to extend to you this invitation for you (or a mutually acceptable designee of yours) to join the Company’s Board of Directors at any time during 2009.

Should you wish to accept this invitation, please let me know so that we can take the necessary steps to expand the size of the Board and appoint you to fill this new position.

Sincerely,

/s/ Elmer F. Laydon

Elmer F. Laydon
Chairman